SCHEDULE 14A
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant    [  ]

Filed by a Party other than the Registrant    [X]

Check the appropriate box:

[  ]
Preliminary Consent Statement
[  ]
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]
Definitive Consent Statement
[  ]
Definitive Additional Materials
[  ]
Soliciting Material Pursuant to § 240.14a-12

Applied Energetics, Inc.

(Name of Registrant as Specified In Its Charter)

Bradford T. Adamczyk
Jonathan R. Barcklow
Thomas C. Dearmin
John E. Schultz Jr.
Oak Tree Asset Management Ltd.

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

February 2, 2018

To Our Fellow Stockholders of Applied Energetics, Inc.:

This Consent Statement and the enclosed WHITE consent card are being furnished by Bradford T. Adamczyk, Jonathan R. Barcklow, Thomas C. Dearmin, John E. Schultz Jr. and Oak Tree Asset Management Ltd. (collectively, the “Investors,” “we” or “us”), in connection with our solicitation of written consents (the “Consent Solicitation”) from the stockholders of Applied Energetics, Inc., a Delaware corporation (“Applied Energetics” or the “Company”). We collectively own approximately 3.63% of the outstanding common stock of the Company.

We are soliciting your consent for a number of proposals, the effect of which will be to remove the sole member of the Board of Directors of the Company (the “Board”) currently in office (and any person who may be appointed by the incumbent director to fill any vacancy or newly created directorship prior to the effectiveness of these proposals) and to elect Mr. Adamczyk, Mr. Barcklow and Mr. Dearmin (collectively, the “Nominees”) as directors of the Company.  By providing your consent, you will help enable stockholders to reconstitute the Board and management of the Company and ensure that the best interests of the Company and all of its stockholders are being looked after by the Board.

As you probably know, the Company is in a severe financial condition. As of September 30, 2017, the Company had $14,521 in cash and cash equivalents. Its shares were delisted from The Nasdaq Stock Market in January 2012, and have since traded on the OTCQB stock market. As of January 31, 2018, the closing price for a share of the Company’s common stock was $0.06. The Company suspended its business activities in 2014 and reported under federal securities laws as a “shell company” from the fourth quarter of 2014 through the first quarter of 2017. Since the Company’s delisting, its financial condition has continued to deteriorate.

The Company has not held an annual meeting of stockholders since 2011. For almost two years, George P. Farley, age 78, has served as the sole director and officer of the Company. In 2016 – while the Company was a “shell company” – Mr. Farley, acting as the sole director and officer, caused the Company to issue 25,000,000 shares of common stock of the Company to himself. He also unilaterally set his 2016 compensation at $175,000. Neither the share issuance nor Mr. Farley’s compensation was approved by independent directors or the Company’s stockholders.

Our objective is to put in place a new Board that can execute a strategy most likely to lead to a turnaround in the Company’s financial performance and the realization of its potential.  If the Nominees are elected to the Board, they intend to promptly appoint Mr. Dearmin – the Company’s former President and Chief Executive Officer – as Acting Chief Executive Officer until a permanent Chief Executive Officer is retained. We believe that the Company has technology that can be monetized in the defense and commercial industries, and we are committed to implementing and overseeing a business strategy designed to create stockholder value and objectively consider a variety of strategic alternatives that might be available to the Company. If our Consent Solicitation is successful, the Nominees will constitute the Board.

We urge you to carefully consider the information contained in the attached Consent Statement and then support our efforts by promptly signing, dating and returning the enclosed WHITE consent card by mailing it to our proxy solicitor, Laurel Hill Advisory Group, at 2 Robbins Lane, Suite 201, Jericho, New York 11753 or emailing it to us at aeinvestors1@gmail.com. The attached Consent Statement and the enclosed WHITE consent card are first being furnished to stockholders on or about February 2, 2018.  We urge you not to sign any revocation of consent card that may be sent to you by Applied Energetics.

Thank you for your consideration,
Bradford T. Adamczyk Jonathan R. Barcklow Thomas C. Dearmin
John E. Schultz Jr.
Oak Tree Asset Management Ltd.

__________________________

CONSENT STATEMENT

OF

BRADFORD T. ADAMCZYK, JONATHAN R. BARCKLOW, THOMAS C. DEARMIN, JOHN E. SCHULTZ JR. AND OAK TREE ASSET MANAGEMENT LTD.
_________________________

PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT CARD TODAY

This Consent Statement and the enclosed WHITE consent card are being furnished by Bradford T. Adamczyk, Jonathan R. Barcklow, Thomas C. Dearmin, John E. Schultz Jr. and Oak Tree Asset Management Ltd. (collectively, the “Investors,” “we” or “our”) in connection with our solicitation of written consents (the “Consent Solicitation”) from you, holders of shares of common stock, par value $0.001 per share (the “Common Stock”), of Applied Energetics, Inc., a Delaware corporation (“Applied Energetics” or the “Company”).   This Consent Solicitation is not being made by or on behalf of the Company or its Board of Directors (the “Board”).

A solicitation of written consents is a process that allows a corporation’s stockholders to act by submitting written consents to any proposed stockholder actions in lieu of voting in person or by proxy at an annual or special meeting of stockholders.  Whereas at an annual or special meeting of stockholders, the election of directors requires a plurality of the votes cast by the stockholders present in person or by proxy and entitled to elect directors and the approval of other matters generally requires a majority of the votes cast by the stockholders present in person or by proxy (unless a greater vote is required by the certificate of incorporation, the bylaws or applicable law), the approval of all matters by written consent of stockholders (including the Proposals (as defined below)) requires the affirmative consent of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote.

We are soliciting written consents from the holders of shares of Common Stock to take the following actions (each, as more fully described in this Consent Statement, a “Proposal” and together, the “Proposals”), in the following order, in lieu of a meeting of stockholders, in accordance with Delaware law:

Proposal 1 - Repeal any provision of the Amended and Restated By-Laws of the Company (the “Bylaws”) in effect immediately prior to the time this Proposal becomes effective that was not included in the Bylaws filed by the Company with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Quarterly Report on Form 10-Q on August 9, 2007, the last date of reported changes to the Bylaws (“Proposal 1”). Proposal 1 is designed to prevent the current Board from taking actions to amend the Bylaws in an attempt to nullify, impede or delay the actions taken by stockholders under the Proposals.

Proposal 2 - Remove, with cause, George P. Farley from the Board (and any person or persons, other than those elected by this Consent Solicitation, elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly created directorship on or after October 31, 2017, which is the last date the Company reported on the composition of the Board in a filing with the SEC, and prior to the time that any of the actions proposed to be taken by this Consent Solicitation become effective) (“Proposal 2”).

Proposal 3 - Elect Bradford T. Adamczyk to serve a term of three years and until his successor is duly elected and qualified (or if he becomes unable or unwilling to serve as a director of Applied Energetics prior to the effectiveness of this Proposal, any other person who is designated as a director nominee by the Investors) (“Proposal 3”).

Proposal 4 - Elect Jonathan R. Barcklow to serve a term of two years and Thomas C. Dearmin to serve a term of one year and, in each case, until their respective successors are duly elected and qualified (Messrs. Adamczyk, Barcklow and Dearmin are collectively referred to in this Consent Statement as the “Nominees”) as directors on the Board (or if either of them becomes unable or unwilling to serve as a director of Applied Energetics or if the size of the Board is increased, in either case prior to the effectiveness of this Proposal, any other person who is designated as a Nominee by the Investors) (“Proposal 4”).

If we are successful in our Consent Solicitation, the Board will be composed of the Nominees.

Each Proposal will be effective without further action when we deliver to Applied Energetics consents from the holders of a majority of the outstanding shares of the Common Stock in accordance with Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).  In order for the Proposals to be adopted, Applied Energetics must receive the unrevoked written consents signed and dated by the holders of a majority of the outstanding shares of Common Stock as of the close of business on the Record Date (as defined below), within 60 calendar days of the date on which the first written consent is delivered to the Company. For purposes of this Consent Solicitation, pursuant to Section 213 of the DGCL, the “Record Date” shall be deemed to be January 29, 2018.

We request that you promptly sign, date and return the WHITE consent card to us by mailing it to our proxy solicitor, Laurel Hill Advisory Group, at 2 Robbins Lane, Suite 201, Jericho, New York 11753 or emailing it to us at aeinvestors1@gmail.com.

If you hold your shares of Common Stock registered in your own name (for example, you hold a stock certificate in your name), you can submit your consent by signing, dating and returning the WHITE consent card to us. If you hold your shares in “street” name with a bank, broker firm, dealer, trust company or other nominee, you must either give instructions to your bank, broker firm, dealer, trust company or other nominee on how to consent with respect to your shares of Common Stock or you must obtain a “legal proxy” authorizing you to execute a consent with respect to your shares of Common Stock held in “street name.” If you obtain a “legal proxy,” a copy of the “legal proxy” and the signed and dated WHITE consent card should be returned to us.

The Investors are deemed participants in this Consent Solicitation. See the section titled “INFORMATION ON THE PARTICIPANTS” on page 8 of this Consent Statement for more information.

This Consent Statement and WHITE consent card are first being sent or given to the stockholders of Applied Energetics on or about February 2, 2018.

WE URGE YOU TO ACT TODAY TO ENSURE THAT YOUR CONSENT WILL COUNT.

We reserve the right to submit to Applied Energetics consents at any time following the first written consent delivered to Applied Energetics.  See the section below titled “CONSENT PROCEDURE” for additional information regarding such procedures.

As of November 12, 2017, there were 157,785,520 shares of Common Stock outstanding, as reported in the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2017, each entitled to one vote per share.  The percentages of stock ownership reported in this Consent Statement are based on such 157,785,520 shares of Common Stock outstanding.  The mailing address of the principal executive office of Applied Energetics is 2480 W Ruthrauff Road, Suite 140 Q, Tucson, Arizona 85705.

As of the date of this filing, the Investors were the beneficial owners of an aggregate of 5,730,317 shares of Common Stock, constituting approximately 3.63% of the outstanding shares of Common Stock.

We urge you to vote in favor of the Proposals by signing, dating and returning the enclosed WHITE consent card.  If you take no action, you will in effect be rejecting the Proposals.  The failure to execute and return a consent, “abstentions” and “withheld consents” will have the same effect as a “no” vote.

IMPORTANT
PLEASE READ THIS CAREFULLY

If your shares of Common Stock are registered in your own name, please submit your consent today by signing, dating and returning the enclosed WHITE consent card by mail, email or fax.

If you hold your shares in “street” name with a bank, broker firm, dealer, trust company or other nominee, only that nominee can exercise the right to consent with respect to the shares of Common Stock that you beneficially own through such nominee and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly contact and give instructions to your bank, broker firm, dealer, trust company or other nominee to execute a consent in favor of the Proposals. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to us, c/o Laurel Hill Advisory Group, 2 Robbins Lane, Suite 201, Jericho, New York 11753, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed. Alternatively, you must obtain a “legal proxy” from the record holder authorizing you to execute the consent card. If you execute a consent card pursuant to a “legal proxy,” a copy of that “legal proxy” should accompany your consent card when you return it to us.

Execution and delivery of a consent by a record holder of shares of Common Stock will be presumed to be a consent with respect to all shares held by such record holder unless the consent specifies otherwise.

Only holders of record of shares of Common Stock as of the close of business on the Record Date will be entitled to consent to the Proposals. If you are a stockholder of record as of the close of business on the Record Date, you will retain your right to consent even if you sell your shares of Common Stock after the Record Date.

If you take no action, you will in effect be rejecting the Proposals. Abstentions, withheld consents and failures to consent will have the same effect as rejecting the Proposals.

If you have any questions regarding the Proposals, please contact Thomas C. Dearmin at (949) 842-2844 or aeinvestors1@gmail.com. If you have any questions regarding your WHITE consent card or need assistance in executing your consent, please contact our proxy solicitor as follows:

Laurel Hill Advisory Group
2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and Brokers Call (516) 933-3100
All Others Call Toll-Free (888) 742-1305

QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION

The following are some of the questions you, as a stockholder, may have and answers to those questions. The following is not meant to be a substitute for the information contained in the remainder of this Consent Statement, and the information contained below is qualified by the more detailed descriptions and explanations contained elsewhere in this Consent Statement. We urge you to carefully read this entire Consent Statement prior to making any decision on whether to grant any consent hereunder.

WHO IS MAKING THE SOLICITATION?

The solicitation is being made by the Investors, being Bradford T. Adamczyk, Jonathan R. Barcklow, Thomas C. Dearmin, John E. Schultz Jr. and Oak Tree Asset Management Ltd. As of the date of this filing, the Investors were the beneficial owners of an aggregate of 5,730,317 shares of Common Stock, constituting approximately 3.63% of the currently issued and outstanding shares of Common Stock.  Mr. Dearmin is a former officer and director of the Company, and Mr. Schultz is a former consultant to the Company. For additional information on the participants in this solicitation, please see the section titled “INFORMATION ON THE PARTICIPANTS” on page 8 of this Consent Statement.

WHAT ARE WE ASKING THAT THE STOCKHOLDERS CONSENT TO?

We are asking you to consent to three corporate actions.  Proposal 1 seeks to repeal any provision of the Bylaws in effect immediately prior to the time such Proposal becomes effective that was not included in the Bylaws filed by the Company with the SEC as an exhibit to its Quarterly Report on Form 10-Q on August 9, 2007.  Proposal 2 seeks to remove, with cause, George P. Farley, and each other member of the Board, if any, appointed to the Board (or any committee thereof) to fill any vacancy since October 31, 2017, which is the last date on which the Company confirmed the composition of the Board in a filing with the SEC, and immediately prior to the effectiveness of these Proposals.  Proposal 3 and Proposal 4 seek to elect the Nominees to the Board. See the section below titled “THE PROPOSALS” beginning on page 16 of this Consent Statement for more information.

WHO ARE THE NOMINEES THAT WE ARE PROPOSING TO ELECT TO THE BOARD?

We are asking you to elect each of the Nominees, being Bradford T. Adamczyk, Jonathan R. Barcklow and Thomas C. Dearmin, to serve as a director of Applied Energetics. As described in this Consent Statement, Mr. Adamczyk and Mr. Dearmin are stockholders of the Company. With the exception of Mr. Dearmin, who served as President, Chief Executive Officer, Chief Financial Officer and Vice Chairman of the Company (under its former name, Ionatron, Inc.) at various times from 2004 to 2007, none of the Nominees has or has ever had any business or financial ties to the Company. For information regarding the Nominees, please see the section below titled “INFORMATION ABOUT THE NOMINEES” on page 13 of this Consent Statement.

WHY ARE WE SOLICITING YOUR CONSENT?

This solicitation is being undertaken in order to elect the Nominees to the Board. We are disappointed with the Company and believe Mr. Farley, as the sole director and officer of the Company, has not taken actions to maximize stockholder value and has engaged in self-dealing transactions by causing the Company to issue shares to him and setting his own compensation.  For information regarding the reasons we are soliciting your consent, please see the section below titled “REASONS FOR OUR SOLICITATION” beginning on page 8 of this Consent Statement.

DO THE ORGANIZATIONAL DOCUMENTS OF THE COMPANY PERMIT STOCKHOLDERS TO TAKE ACTION BY WRITTEN CONSENT?

Yes.  Section 228 of the DGCL expressly provides that a corporation’s stockholders are permitted to take action by written consent “[u]nless otherwise provided in the certificate of incorporation.”  In addition, Delaware courts have held that the power of stockholders to act by written consent may be modified or eliminated only by the certificate of incorporation and have accordingly invalidated bylaws that effectively prohibit stockholder action by written consent (see, e.g., Allen v. Prime Computer, Inc., 540 A.2d 417 (Del. 1988)). Neither the Company’s Certificate of Incorporation, as amended (“Certificate of Incorporation”) nor its Bylaws restrict the power of the stockholders to act by written consent.

IF THE CONSENT SOLICITATION IS SUCCESSFUL, WILL IT HAVE ANY EFFECT ON THE MATERIAL AGREEMENTS OF THE COMPANY?

Yes. The Certificate of Incorporation includes a Certificate of Designation of Series A Redeemable Convertible Preferred Stock (the “Certificate of Designation”), which sets forth the terms of the Company’s Series A redeemable convertible preferred stock (the “Series A Preferred Stock”). According to the Company’s Form 10-Q for the period ended September 30, 2017, filed with the SEC on November 14, 2017, there were 13,602 shares of Series A Preferred Stock outstanding as of September 30, 2017.

The Certificate of Designation allows each holder of Series A Preferred Stock in the event of a “Change of Control” (as defined in the Certificate of Designation) to require the Company to purchase such holder’s Series A Preferred Stock at a purchase price defined therein, which is generally equal to 101% of the $25.00 per share liquidation preference of the Series A Preferred Stock plus all accrued and unpaid and accumulated dividends. The Certificate of Designation defines a “Change of Control” as, among other things, when “during any period of two consecutive years, the Continuing Directors cease for any reason to constitute a majority of the Board of Directors.” The Certificate of Designation defines “Continuing Director” as any director who was (1) a member of the Board on the date of the initial issuance of the Series A Preferred Stock (which was in October 2005) or (2) nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

According to the Company’s Form 10-K for the period ended December 31, 2016, filed with the SEC on March 31, 2017, the cost to the Company of having to purchase the Series A Preferred Stock in the event of a Change in Control was equal to the liquidation preference of approximately $340,000 plus unpaid dividends of approximately $119,000 as of December 31, 2016. According to the Company’s Form 10-Q for the period ended September 30, 2017, filed with the SEC on November 14, 2017, dividend arrearage as of September 30, 2017, was approximately $145,000. As a result, the cost to the Company of having to purchase the Series A Preferred Stock if a Change in Control occurs could be at least $485,000, which would have a material and adverse effect on the Company’s financial condition.

On January 26, 2018, the Investors requested Mr. Farley, acting as the sole member of the Board and as a Continuing Director, to approve the nomination of the Nominees for purposes of the Certificate of Designation. If Mr. Farley does not approve the nomination of the Nominees and the Consent Solicitation is successful, it would likely give rise to the right of the holders of the Series A Preferred Stock to require the Company to purchase their shares to the extent the Company has legally available funds.

WHO IS ELIGIBLE TO CONSENT TO THE PROPOSALS?

If you are a holder of Common Stock as of the close of business on the Record Date, you have the right to consent to the Proposals. Under Delaware law, the Record Date will be used to determine stockholders entitled to give their written consent to the Proposals pursuant to this Consent Solicitation. Please see the section below titled “CONSENT PROCEDURES” beginning on page 20 of this Consent Statement.

WHEN IS THE DEADLINE FOR SUBMITTING CONSENTS?

We urge you to submit your consent as soon as possible.  In order for the Proposals to be adopted, Applied Energetics must receive unrevoked written consents signed by the holders of a majority of the outstanding shares of Common Stock as of the close of business on the Record Date, within 60 calendar days of the first date on which a written consent is delivered to the Company.  Effectively, this means that you have until March 30, 2018 to consent to the Proposals. However, we reserve the right to submit to the Company consents at any time following the first date on which a written consent is submitted to the Company in order to adopt the Proposals. WE URGE YOU TO ACT PROMPTLY TO ENSURE THAT YOUR CONSENT WILL COUNT.

For more information about submitting consents, please see the section below titled “CONSENT PROCEDURES” beginning on page 20 of this Consent Statement.

HOW MANY CONSENTS MUST BE RECEIVED IN ORDER TO ADOPT THE PROPOSALS AND WHEN WILL THE PROPOSALS BECOME EFFECTIVE?

The Proposals will be adopted and become effective when properly completed, unrevoked consents are signed by the holders of a majority of the outstanding shares of Common Stock as of the close of business on the Record Date and delivered to the Company in accordance with applicable law.

According to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2017, as of November 12, 2017 there were 157,785,520 shares of Common Stock outstanding, each entitled to one consent per share. Cumulative voting is not permitted. On that basis, the consent of the holders of at least 78,892,761 shares of Common Stock would be necessary to effect these Proposals.

For more information, please see the section below titled “CONSENT PROCEDURES” beginning on page 20 of this Consent Statement.

WHAT SHOULD YOU DO TO CONSENT TO THE PROPOSALS?

Record Holders: If your shares of Common Stock are registered in your own name, please submit your consent to us by signing, dating and returning the enclosed WHITE consent card by emailing it to aeinvestors1@gmail.com or mailing it to us at Laurel Hill Advisory Group, at 2 Robbins Lane, Suite 201, Jericho, New York 11753.

Street Name Holders:

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If you hold your shares in “street” name with a bank, broker firm, dealer, trust company or other nominee, only that nominee can exercise the right to provide consent with respect to the shares of Common Stock you beneficially own through such nominee and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, broker firm, dealer, trust company or other nominee to execute a consent in favor of the Proposals with respect to the shares you beneficially own through such nominee. Please follow the instructions to consent provided on the enclosed WHITE consent card. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed WHITE consent card. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to us, c/o Laurel Hill Advisory Group, 2 Robbins Lane, Suite 201, Jericho, New York 11753, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

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Alternatively, you can obtain a “legal proxy” from the record holder authorizing you to execute a consent with respect to the Common Stock held by such record holder on your behalf. Please act promptly to request a “legal proxy” through your bank, broker firm, dealer, trust company or other nominee. If you execute a written consent pursuant to a “legal proxy,” the “legal proxy” should accompany the written consent when you return it to us.

For more information, please see the section below titled “CONSENT PROCEDURES” beginning on page 20 of this Consent Statement.

CAN YOU REVOKE YOUR CONSENT?

Yes. An executed consent card may be revoked at any time by marking, dating, signing and delivering a written revocation before the time that the action authorized by the executed consent becomes effective. The delivery of a subsequently dated consent card that is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered either to the Company or to Laurel Hill Advisory Group, 2 Robbins Lane, Suite 201, Jericho, New York 11753. Please see the section below titled “CONSENT PROCEDURES” beginning on page 20 of this Consent Statement.

WHOM SHOULD YOU CONTACT IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

If you have questions about the Proposals, please contact Thomas C. Dearmin at (949) 842-2844 or aeinvestors1@gmail.com. If you have questions regarding your WHITE consent card or need assistance executing your consent, please contact our proxy solicitor as follows:

Laurel Hill Advisory Group
2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and Brokers Call (516) 933-3100
All Others Call Toll-Free (888) 742-1305

INFORMATION ON THE PARTICIPANTS

This Consent Solicitation is being made by the Investors, who are considered the participants in this Consent Solicitation.

The principal business address of each Investor is disclosed in Annex I of this Consent Statement.

As of the date of this filing, the Investors beneficially owned an aggregate of 5,730,317 shares of Common Stock, constituting approximately 3.63% of the shares of Common Stock outstanding, which are beneficially owned as follows:

●
Bradford T. Adamczyk: 1,235,081 total shares of Common Stock, of which (i) 671,482 shares are held directly and (ii) 563,599 shares are held indirectly through MoriahStone Investment Management, for which Mr. Adamczyk is the sole owner and manager;

●
Thomas C. Dearmin: 2,612,724 total shares of Common Stock held indirectly through the Dearmin Family Trust, for which Mr. Dearmin serves as trustee;

●
John E. Schultz Jr.: 1,132,470 total shares of Common Stock, of which (i) 358,798 shares are held directly, (ii) 3,350 shares are held indirectly through Optima Venture Partners LLC, for which Mr. Schultz is the 95% owner and manager and (iii) 770,322 shares are held indirectly by Mr. Schultz’s wife; and

●
Oak Tree Asset Management Ltd., of which Mr. Schultz is the 99% owner and President and Corporate Manager: 750,042 total shares of Common Stock held directly. 500,000 of those shares of Common Stock were issued as payment for services that Mr. Schultz rendered to the Company in March 2017.

The Investors intend to consent in favor of the Proposals with respect to their shares of Common Stock.

The Investors may be deemed to have formed a “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to their voting control over such shares of Common Stock.

Please see Annex I for additional information about the participants and all transactions in the Common Stock effectuated by the participants during the past two years.

REASONS FOR OUR SOLICITATION

Our objective is to put in place a new Board that can execute a strategy most likely to lead to a turnaround in financial performance and the realization of Applied Energetics’ potential. We believe that the Company has potentially valuable assets and are committed to adopting and overseeing a business strategy designed to create value for stockholders.

The Company’s shares were delisted from The Nasdaq Stock Market (“Nasdaq”) on January 6, 2012. Since then, the Common Stock has traded on the OTCQB under the ticker “AERG.” In October 2014, the Board determined that the Company suspended its business activities. In the fourth quarter of 2014, the Company started reporting under federal securities laws as a “shell company” (as such term is defined in Rule 12b-2 of the Exchange Act), which continued until the first quarter of 2017. The Company has not held an annual meeting of stockholders since 2011.

Since February 2016, George P. Farley, age 78, has served as the sole director and officer of the Company, holding the titles of Chairman, Chief Executive Officer and Principal Financial Officer. Mr. Farley, who joined the Board in 2004, was last elected by the stockholders as a director in 2009, so his three-year term as director would have expired at the 2012 annual meeting of stockholders if such a meeting had been held. Under Delaware law and the Company’s Certificate of Incorporation, he remains in office as a director until his successor is duly elected. Mr. Farley is also the sole member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Mr. Farley, together with an entity that is controlled by one of his family members, owns 25,000,000 shares of Common Stock, or approximately 15.9% of the outstanding shares of Common Stock. As described below, Mr. Farley issued such shares to himself while serving as the sole director and officer of the Company.

Our knowledge and assessment of the Company’s current financial condition and prospects is limited by the lack of information disclosed by the Company. To our knowledge, the Company no longer has a functional office or headquarters. The Company’s disclosures filed with the SEC, however, indicate that the Company continues to be in severe financial condition, increasing the prospect that the Company may ultimately become bankrupt. For example, the Company’s operations in 2016 resulted in a net loss of approximately $(493,000), an increase of approximately $(269,000) compared to the approximately $(224,000) net loss for 2015. As of September 30, 2017, the Company had $14,521 in cash and cash equivalents and reported a net loss of $(464,285) for the nine-months ended September 30, 2017. On several occasions, the Company has been late in making required filings with the SEC.

While serving as the sole director and officer of the Company, we believe Mr. Farley has engaged in self-dealing transactions, despite the Company’s dire financial condition. According to the Company’s SEC filings:

●
On March 23, 2016, Mr. Farley caused the Company to issue 20,000,000 shares of Common Stock to himself at a price of $0.001 per share. Mr. Farley subsequently gifted these shares to AnneMarieCo, LLC, which is an entity beneficially owned by a family member of Mr. Farley.

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On March 30, 2016, Mr. Farley caused the Company to issue an additional 5,000,000 shares of Common Stock to himself.

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In 2016, Mr. Farley, as the sole director and member of the Compensation Committee, awarded himself annual compensation of $175,000, consisting of a salary of $150,000 and stock awards equal to $25,000. Because of its poor financial condition and lack of cash, the Company only paid Mr. Farley $24,500 of his salary in 2016. However, Mr. Farley, as the sole director, directed the Company to accrue his salary annually and pay it when the Company has sufficient funds, despite the Company’s lack of operations.

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According to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2017 filed with the SEC on November 14, 2017, the Company had accrued officer compensation of $233,000, even though Mr. Farley is the only officer, and accrued compensation of $245,733.

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In late 2017, Mr. Farley caused the Company to file with the SEC a registration statement on Form S-1 which, among other things, registers and offers to sell the 20,000,000 shares of Common Stock that he had issued to himself and subsequently gifted to one of his family members. In November 2017, the Company’s registration statement was declared effective by the SEC.

The combined 25,000,000 shares of Common Stock that Mr. Farley caused the Company to issue to himself in March 2016 and which are now held by him or controlled by his family member constituted approximately 16.2% of the outstanding shares of Common Stock at such time (as reported by Mr. Farley in a Schedule 13D filed with the SEC on April 5, 2016) and constitute approximately 15.9% of the shares of Common Stock currently outstanding (based on the 157,785,520 shares of Common Stock reported as outstanding in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2017).

Neither the March 2016 share issuances, Mr. Farley’s 2016 or 2017 compensation nor the registration of Mr. Farley’s family member’s shares of Common Stock were approved by independent directors or by the Company’s stockholders. In fact, the March 2016 share issuances to Mr. Farley occurred approximately one month after the resignation of the last director whom the Company identified as being independent, leaving Mr. Farley as the only Board member. In addition, the share issuances were taken by the Company while it was essentially non-operational and maintaining a “shell company” status. Mr. Farley has not provided any evidence to support the fairness of the process or price of the share issuances or his compensation.

Also in March 2016, Mr. Farley caused the Company to purportedly amend its Certificate of Incorporation to increase the number of authorized shares of Common Stock from 125,000,000 to 500,000,000 (the “2016 Amendment”). The 2016 Amendment was effected in connection with Mr. Farley’s decision to cause the Company to issue 25,000,000 shares of Common Stock to himself, as described above. Under Delaware law, however, the 2016 Amendment required stockholder approval. Mr. Farley claims that the approval was obtained in April 2012, even though he apparently waited almost four years to effect it.

In or around January 2017, three of the Company’s stockholders, including the Company’s then largest unaffiliated stockholder, filed a lawsuit against Mr. Farley in the Court of Chancery of the State of Delaware. The lawsuit, styled Superius Securities Group, Inc. et al. v. George Farley, et al. (CA No. 2017-0024-VCMR), asserted that Mr. Farley acted without proper stockholder approval to effect the 2016 Amendment and breached his fiduciary duties of loyalty, honesty and due care by issuing shares of stock to himself and the Company’s legal counsel at below fair market value and failing to pursue corporate opportunities allegedly in the best interests of the Company and its stockholders. In addition, the plaintiffs alleged that Mr. Farley was in possession of material, nonpublic information when he caused the Company to issue 25,000,000 shares of Common Stock to himself. On August 4, 2017, the lawsuit was dismissed without prejudice.

Mr. Farley has also caused the Company to engage in various financing transactions that have been dilutive to stockholders, including:

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issuing convertible notes on September 15, 2017 and October 18, 2017 in the amount of $53,000 and $33,000, respectively, for which the Company has reserved 36,369,879 shares of Common Stock and 18,062,397 shares of Common Stock, respectively;

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issuing warrants to a note holder to purchase 1,320,598 shares of Common Stock at an exercise price of $0.0301, which warrants are exercisable over a seven-year period from the date of issuance; and

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issuing a convertible note on January 8, 2018, to borrow $105,000 at an initial interest rate of 12% payable on August 28, 2018 (with any amount of principal or interest on the convertible note which is not paid when due bearing interest at the rate of 24% per annum from the due date thereof until payment). The convertible note is convertible into shares of Common Stock, provided that the number of shares of Common Stock issuable on any conversion is limited to 4.99% of the Company’s then issued and outstanding Common Stock but such limit may be increased to 9.99% of the Company’s then issued and outstanding Common Stock upon 61 days prior notice to the Company. The Company, at the request of the noteholder, has reserved 40,000,000 shares of its authorized but unissued Common Stock for conversion. In connection with the convertible note, the Company entered into a security agreement pledging substantially all of its assets except for those related to Laser Guided Energy as collateral. The terms of the convertible note were described in a Current Report on Form 8-K filed by the Company with the SEC on January 16, 2018, but the Company did not disclose a copy of the note.

It is unclear how the proceeds from these financing transactions have been used, and we are concerned that they may have been used to pay Mr. Farley’s compensation.

As described below in the section titled “BACKGROUND OF THE CONSENT SOLICITATION,” Mr. Farley has also refused financing proposals that were conditioned on his resignation because of his desire to maintain control of the Company.

BACKGROUND OF THE CONSENT SOLICITATION

Bradford T. Adamczyk first acquired shares of Common Stock in 2009. Thomas C. Dearmin first acquired shares of Common Stock in 2004 when the Company acquired Ionatron, Inc., of which he was a significant stockholder. Jonathan R. Barcklow is not a current stockholder, having divested his shares of Common Stock in 2006. John E. Schultz Jr. first acquired his shares of Ionatron, Inc. in 2004, which was later acquired by the Company. 500,000 shares of Common Stock that are held by Oak Tree Asset Management Ltd., of which Mr. Schultz owns 99% and is President and Corporate Manager, were issued to it by the Company as compensation for services that Mr. Schultz rendered in the first quarter of 2017, which services consisted of assisting the Company in raising $62,500 from third-party investors to help the Company pay for audit and financial reporting expenses.

In 2001, Mr. Dearmin and a colleague started the development work which led to the founding of Ionatron, Inc. in 2002. On March 18, 2004, the Company acquired Ionatron, Inc. and appointed Mr. Dearmin as the President, Chief Executive Officer, Chief Financial Officer and as a director of the Company. Mr. Dearmin served as the President, Chief Executive Officer and Chief Financial Officer of the Company from 2004 until 2006. In August 2006, he resigned his officer positions but served as Vice Chairman until February 18, 2007 and remained a director until May 11, 2007. From March 2004 until May 2007, Mr. Dearmin helped the Company raise approximately $26,543,750 in funding for its operations. Around the time of Mr. Dearmin’s departure from the Company in 2007, it had over $30,000,000 in total assets and no long-term debt.

During the third quarter of 2016, Mr. Dearmin and Mr. Farley had numerous conversations about the Company’s potential and reconstituting management and raising capital in order to turn the Company around and increase stockholder value. During this time, Mr. Dearmin also spoke with numerous potential investors and some existing stockholders of the Company to assess their interest in participating in a financing transaction. This culminated in a financing proposal by a group of investors to attempt to restart the Company, but the proposal was rejected by Mr. Farley.

In October 2016, Mr. Barcklow, Mr. Dearmin and several other potential investors, including some existing stockholders of the Company, met with Mr. Farley and Stephen W. McCahon, a consultant to and former officer of the Company, in Alexandria, Virginia to discuss the Company’s status and strategy. At this meeting, Mr. Barcklow and Mr. Dearmin emphasized their view that the Company had potentially valuable technology, including patents and other intellectual property, that could be used in the defense industry and for commercial purposes. Also at this meeting, Mr. Barcklow, Mr. Dearmin and the investors present discussed a proposed financing for the Company to help fund its operations. During the discussion, Mr. Farley initially indicated that he would be willing for Mr. Dearmin to serve as Chief Executive Officer. After several hours, however, Mr. Farley left the meeting and indicated he was not interested in working with Mr. Barcklow, Mr. Dearmin or the other potential investors present at the meeting.

In September 2017, Mr. Dearmin and Mr. Barcklow led a group of interested investors in discussions with Mr. Farley about how to revive the Company and build stockholder value, including through a recapitalization and installing new management. During these discussions, Mr. Dearmin and Mr. Barcklow informed Mr. Farley that the interested investors’ willingness to participate in a financing was conditioned on Mr. Farley’s resignation and a repurchase of most of his shares of Common Stock. Mr. Farley refused to agree to any financing unless he remained on the Board and maintained his then-existing salary.

Between October and December 2017, Mr. Dearmin had occasional telephone calls with Mr. Farley to discuss the Company’s strategy, but they could not agree on a path forward for the Company. During that time, the Investors decided that the best path forward for the Company was to remove Mr. Farley from his positions at the Company.

On January 18, 2018, Mr. Dearmin informed Mr. Farley of the charges to remove him for cause.

Also on January 18, 2018, Oak Tree Asset Management Ltd. and Mr. Adamczyk sent a demand to the Company pursuant to Section 220 of the DGCL to inspect a copy of the Company’s stockholder list to conduct this Consent Solicitation.

On January 23, 2018, Mr. Farley sent an email to Mr. Schultz stating that he would not authorize the Company to provide the stockholder list that was requested by Oak Tree Asset Management Ltd. and Mr. Adamczyk.

On or around January 24, Oak Tree Asset Management Ltd. and Mr. Adamczyk sent a demand to the Company pursuant to Section 220 of the DGCL to inspect certain books and records of the Company relating to, among other things, the March 2016 share issuance to Mr. Farley, Mr. Farley’s decision to set his own compensation, the registration statement filed by the Company with the SEC to register the 20,000,000 shares of Common Stock owned by an entity controlled by one of Mr. Farley’s family members and the convertible note that the Company announced in an SEC filing on January 16, 2018, and which was entered into on January 8, 2018.

OUR PLANS FOR THE COMPANY

If our Consent Solicitation is successful, the Nominees will constitute the Board and will promptly remove Mr. Farley as an officer of the Company and appoint Mr. Dearmin as the Acting Chief Executive Officer of the Company. Mr. Dearmin, who is willing to accept that position, has over thirty years of experience in compound semiconductor opto-electronic technology as well as seasoned experience serving as a chief executive officer. He also has significant knowledge of the Company’s technology and industry, having formed Ionatron, Inc. in June 2002, which was acquired by the Company in 2004, and having served as the Company’s President, Chief Executive Officer and Chief Financial Officer from March 2004 until August 2006, as Vice Chairman of the Company from August 2006 until February 2007 and as a director of the Company from March 2004 until May 2007. Mr. Dearmin has indicated that he is willing to serve as Acting Chief Executive Officer without compensation until the Company has improved its cash position, at which time his compensation would be determined by the Board.

Despite the Company’s current financial situation, we believe the Company’s intellectual property, including ten patent applications, that allows sole source procurement for certain directed energy applications has potentially significant value for stockholders. We believe a reconstituted Board and management team can use this intellectual property to pursue government contracts as well as explore commercial applications in areas such as medical imaging, manufacturing 4.0, novel LED technologies and certain next generation PV solar technology.

The Company will likely need to undertake various financing transactions to raise the funds necessary to help turn around the Company’s financial condition and prospects and execute a new strategy. As of the date of this Consent Statement, we estimate that an initial financing of debt or equity securities of approximately $1,500,000 will be necessary as soon as practicable after the Nominees are elected to the Board to provide working capital to fund the Company’s business operations and that an additional debt or equity financing of up to $10,000,000 may be required within 12 months after the initial financing. The timing and amount of funding to be raised in either financing, however, could be different depending on, among other factors, the Company’s financial condition and market conditions. These possible financings are estimates and based only on our review of publicly available information about the Company’s current financial condition and could change materially after the conclusion of the Consent Solicitation because, for example, we may learn after the Nominees are elected to the Board that the financial condition of the Company is worse than we expected or because Mr. Farley takes actions in response to the Consent Solicitation that harm the Company or limit the Company’s alternatives. The Company’s stockholders should also be aware that any such financings could be structured in a variety of ways, including registered offerings of debt or equity securities, private placements of debt or equity securities, term loans or other secured or unsecured debt from lenders, that we or other stockholders may participate in any such financings, that equity financings could be dilutive to stockholders and that the Company may not be able to raise sufficient funds to continue its operations.

We intend to identify other potential candidates for the Board who possess military, scientific or other backgrounds and experiences that are relevant to the Company and would assist the Board in discharging its duties. We also intend to identify a permanent Chief Executive Officer to lead the Company. We further intend to investigate various actions taken by Mr. Farley, including the Company’s issuance of 25,000,000 shares of Common Stock to him in 2016.

INFORMATION ABOUT THE NOMINEES

Name and Business Address	Age	Principal Occupation for Past Five Years and Directorships
Bradford T. Adamczyk 16A Harston 109 Repulse Bay Road Repulse Bay, 00000 Hong Kong	48

Mr. Adamczyk has over 20 years of experience in investments and financial analysis. Currently, he is the founder and portfolio manager of MoriahStone Investment Management, started in 2013. MoriahStone Investment Management specializes in both public equities and small-cap private companies. Prior to founding MoriahStone, he was a senior securities analyst at Columbus Circle Investors in Stamford, CT, where he focused on technology investments, including software and the internet. Mr. Adamczyk also worked at a New York-based investment fund, Williamson McAree Investment Partners, covering technology, retail, energy and other growth opportunities. Mr. Adamczyk started his financial career at Morgan Stanley after receiving his MBA from the University of Michigan. He received his undergraduate degree from Western Michigan University, graduating Magna Cum Laude.

Mr. Adamczyk’s qualifications as a director include his expertise in finance and his experience working with other companies to overcome near-term financial or strategic challenges.

Jonathan R. Barcklow 6412 Brandon Ave. #335 Springfield, VA 22150	34
Mr. Barcklow has over 12 years of experience in advisory and management consulting services in federal defense and civilian agencies. He has spent his career in consulting services with both PriceWaterhouseCoopers and KPMG, LLP. Since 2010, Mr. Barcklow has served as a Director in KPMG’s Federal Advisory Services Practice and has led KPMG’s Digital Innovation Service Line for its Federal Practice. Mr. Barcklow also serves as the account lead for some of KPMG’s Department of Defense strategy contracts. Over his career, Mr. Barcklow has been a consultant for a number of federal agencies, including the Department of Veterans Affairs, Department of Homeland Security, Federal Emergency Management Agency, National Science Foundation, Department of the Navy, Marine Corp, Defense Logistics Agency, Office of the Secretary of Defense, and the Deputy Chief Management Office. His work primarily focuses on large-scale strategic transformations, technology and innovation, including big data, advanced analytics, digital experience, blockchain, and Internet of Things (IoT), as well as financial management and compliance.

Mr. Barcklow’s qualifications as a director include his experience in management consulting and his knowledge of the defense industry and government contracting.

Thomas C. Dearmin 12 Goodyear, Suite 110 Irvine, CA 92618	60

Mr. Dearmin has over 30 years of experience in compound semi-conductor opto-electronic technology. Since January 2012, Mr. Dearmin has served as the President and Chief Executive Officer of SCS Energy Solutions, a provider of solar energy, LED lighting and energy storage solutions to commercial customers. Mr. Dearmin is experienced in, among other things, novel laser and compound semi-conductor technology, which is the foundation of various LED and SSD technologies. He has experience in establishing and operating compound semi-conductor manufacturing plants.

Mr. Dearmin’s qualifications as a director include his experience serving as a chief or senior executive officer of technology companies, his familiarity with the Company and its technologies through his previous positions at the Company and Ionatron, Inc. and his knowledge of the defense industry.

None of the organizations or corporations referenced in this section with respect to any Nominee is a parent, subsidiary or other affiliate of Applied Energetics and none of the Nominees is or has been a director or officer of the Company, other than Mr. Dearmin, who was an employee, held various officer titles and was a director of the Company between 2004 and 2007.

Because the Common Stock was delisted from Nasdaq in 2012 and now trades on the OTCQB, the Company is not subject to stock exchange requirements that a majority of the Board be independent and we are not aware of any independence standards that the Company has adopted with respect to its directors or committee members. However, we believe that each Nominee would qualify as an “independent” director under Nasdaq’s listing standards, with the exception of Mr. Dearmin if the Board appoints him as Acting Chief Executive Officer of the Company.

None of Mr. Adamczyk, Mr. Barcklow or Mr. Dearmin are receiving any compensation from any person for serving as a nominee or will receive any compensation from any person (other than the Company) for his services as director of the Company if elected. If elected, the Nominees will be entitled to such compensation from the Company as may be determined by the Board; however, the Nominees do not currently intend to pay themselves compensation for serving as directors until the Company has improved its cash position, at which time their compensation would be determined by the Board.

As of the date of this filing, Mr. Adamczyk and Mr. Dearmin beneficially own an aggregate of 3,847,805 shares of Common Stock, constituting approximately 2.4% of the shares of Common Stock outstanding, as follows:

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Bradford T. Adamczyk: 1,235,081 total shares of Common Stock, of which (i) 671,482 shares are held directly and (ii) 563,599 shares are held indirectly through MoriahStone Investment Management, for which Mr. Adamczyk is the sole owner and manager; and

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Thomas C. Dearmin: 2,612,724 total shares of Common Stock held indirectly through the Dearmin Family Trust, for which Mr. Dearmin serves as trustee.

Mr. Barcklow is no longer a stockholder of the Company.

The Nominees may be deemed to have formed a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, with respect to their voting control over such shares of Common Stock.

For information regarding the Nominees and the transactions during the past two years by the Nominees in Applied Energetics securities, see Annex I.

Each of the Nominees has consented to being named as a nominee in this Consent Statement and has confirmed his willingness to serve on the Board if elected.  We do not expect that any of the Nominees will be unable to stand for election, but in the event that a vacancy in the slate of Nominees should occur unexpectedly, the shares of Common Stock represented by the WHITE consent card will be voted for a substitute candidate selected by a majority of the Investors. We are not required to identify or give notice to the Company of the nomination of any substitute candidates in order to comply with the Certificate of Incorporation or the Bylaws. If we determine to add nominees for any reason, we will supplement this Consent Statement to identify the new nominee, disclose whether such new nominee has consented to being named in the supplemented Consent Statement and include other disclosures required by federal securities laws.

A stockholder may consent to the election of less than all of the Nominees by designating on the consent form the names of one or more Nominees who are not to be elected.  A stockholder may consent to the removal of only certain existing directors by designating the names of one or more directors who are not to be removed; however, as of the date of this filing, there is only one director of the Company in office.

If Proposal 3 is approved, Mr. Adamczyk will be elected to serve a term of three years and until his successor is duly elected and qualified. If Proposal 4 is adopted, Mr. Barcklow will be elected to serve a term of two years and Mr. Dearmin will be elected to serve a term of one year and, in each case, until their respective successors are duly elected and qualified.

If Proposal 3 is approved, Mr. Adamczyk, acting as the sole director at such time, intends immediately prior to election of the other Nominees pursuant to Proposal 4 to fix the size of the Board at three. He would then allow the stockholders, acting by this Consent Solicitation, to fill the other two directorships pursuant to Proposal 4. If less than all of the Nominees are elected to the Board, then Mr. Adamczyk, acting as the sole director at such time, intends to immediately fix the size of the Board at a number equal to the number of Nominees that will be elected.

The Investors have structured the election of the Nominees in the manner described in the preceding paragraph in order to designate the class in which each Nominee will serve on the Board and because the Company’s Certificate of Incorporation provides that the number of directors comprising the Board shall be such number as may be from time to time fixed by resolution of the Board. We do not know whether the size of the Board has been determined by the Board even though there is only one director currently serving, so the first Nominee who is elected will immediately fix the size of the Board. The Investors reserve the right, in accordance with Delaware law and the Company’s Certificate of Incorporation, for Mr. Adamczyk, if he is elected to the Board pursuant to Proposal 3, to use his authority as the sole member of the Board to immediately fill the vacancies which are in effect after he fixes the size of the Board as described above with the other Nominees, but only if there are sufficient consents from the stockholders to elect any such Nominee.

THE PROPOSALS

PROPOSAL 1 – REPEAL OF ADDITIONAL BYLAWS OR BYLAW AMENDMENTS

Proposal 1 is to adopt a resolution which would repeal each provision of the Bylaws or amendments of the Bylaws that are in effect immediately prior to the time this Proposal becomes effective that were not included in the Bylaws filed by the Company with the SEC as an exhibit to its Quarterly Report on Form 10-Q on August 9, 2007 (the last date of reported changes to the Bylaws, as confirmed most recently in Amendment No. 4 to the Registration Statement on Form S-1 filed by the Company with the SEC on October 31, 2017).

The following is the text of the proposed resolution:

“RESOLVED, that any provision of the Amended and Restated By-Laws of Applied Energetics, Inc. (the “Company”) in effect as of immediately prior to the adoption of this resolution that was not included in the Amended and Restated By-Laws of the Company filed by the Company with the SEC as an exhibit to its Quarterly Report on Form 10-Q on August 9, 2007 (the last date of reported changes to the Bylaws) (other than any amendment to the Amended and Restated By-Laws of the Company adopted by the stockholders of the Company), be and is hereby repealed.”

This Proposal is designed to prevent the current Board from taking actions to amend the Bylaws in an attempt to nullify, impede or delay the actions taken by stockholders under these Proposals or otherwise frustrate the will of stockholders.

If the Board does not effect any change to the version of the Bylaws filed by the Company with the SEC as an exhibit to its Quarterly Report on Form 10-Q on August 9, 2007, this Proposal will have no effect.  If, however, the incumbent Board has made changes since that date, this Proposal will restore the Bylaws to the version that was made publicly available in such filing with the SEC on August 9, 2007.  We are not currently aware of any specific provisions of the Bylaws that would be repealed by the adoption of this Proposal.

WE URGE YOU TO CONSENT TO PROPOSAL 1.

PROPOSAL 2 – REMOVAL OF DIRECTORS

Stockholders are being asked to approve this Proposal to remove, with cause, George P. Farley as a director and to remove any other person or persons, other than those elected by this Consent Solicitation, elected or appointed to the Board since October 31, 2017 (which is the last date on which the Company confirmed the composition of the Board in a filing with the SEC, as reported in its Amendment No. 4 to the Registration Statement on Form S-1 filed with the SEC on October 31, 2017) and immediately prior to the effectiveness of Proposal 3.  This is intended to remove all incumbent directors and address the possibility that the current director might attempt to add directors to the Board, including but not limited to filling existing vacancies or newly created vacancies.

Section 141(k) of the DGCL provides that, in the case of a corporation whose board is classified, any director or the entire board of directors of the corporation may be removed only with cause by the holders of a majority of the outstanding shares entitled to vote at an election of directors. The Company’s Certificate of Incorporation classifies the Board into three classes, although Mr. Farley has been the sole director since February 2016.

Under Delaware law, the right to remove directors has been found to be a “fundamental element of stockholder authority.” Section 141(k) of the DGCL provides that in the case of a classified board of directors (such as the Board), any director or the entire board of directors of a Delaware corporation may be removed only for cause. “Cause” is not explicitly defined in Section 141 of the DGCL, but Delaware courts have found “cause” to include, among other things, “harassment and obstruction of the corporate business,” “malfeasance in office, gross misconduct or neglect, false or fraudulent misrepresentation inducing the director’s appointment, willful conversion of corporate funds, a breach of the obligation to make full disclosure, incompetency, gross inefficiency, and moral turpitude.” In accordance with Section 141(k), removal may occur only with the approval of stockholders representing a majority of the shares of Common Stock outstanding.

If Proposal 2 is approved, it is possible that Mr. Farley will challenge the validity of his removal for cause. If that happens, a court would have to determine whether Mr. Farley was validly removed. If a court determined that Mr. Farley was not validly removed, then any actions taken by the Board consisting of the Nominees would likely be invalid. In addition, there can be no assurance as to how long it would take for a court to make such a determination. The pendency of such a court proceeding could create uncertainty with respect to the management and operations of the Company and also discourage third parties from providing equity or debt financing to the Company until the proceeding is finally resolved.

The Investors believe that, for the reasons set forth under the section above entitled “REASONS FOR OUR SOLICITATION” and “BACKGROUND OF THE CONSENT SOLICITATION” in this Consent Statement, there is cause to remove Mr. Farley, including, without limitation, his March 2016 self-dealing share issuances, his actions setting his own compensation, his actions to register his family member’s shares, his failure to cause the Company to hold an annual meeting of stockholders since 2011, his refusal to consider potential financing transactions because they were premised on his departure from the Company and his failure to cause the Company to elect his successor despite the fact that his three-year term of office should have ended in 2012.

In addition, the Investors believe there is cause to remove any other person or persons, other than those elected by this Consent Solicitation, elected or appointed to the Board since October 31, 2017 and immediately prior to the effectiveness of Proposal 3. This is because we believe the Board’s election or appointment of any such person in response to this Consent Solicitation or other actions taken by the Investors or other stockholders to thwart the Nominees from becoming directors would be unlawful under Delaware law, including under cases such as MM Companies, Inc. v. Liquid Audio, Inc., 813 A.2d 1118 (Del. 2003), and Blasius Industries, Inc. v. Atlas Corporation, 564 A.2d 651 (Del. 1988).

In the event that there is more than one director prior to the effectiveness of Proposal 3, a stockholder may consent to the removal of only certain existing directors by designating in the consent form the names of one or more directors who are not to be removed.

Even if Proposal 2 is not approved, Mr. Farley’s term as director has expired, subject to the election of his successor. He was last elected by the stockholders as a director in 2009, so his three-year term as director would have expired at the 2012 annual meeting of stockholders if such a meeting had been held. His term will therefore end once his successor is elected. As explained below in the section entitled “PROPOSAL 3 – ELECTION OF DIRECTORS” in this Consent Statement, we believe the election of Mr. Adamczyk pursuant to Proposal 3 should constitute the election of Mr. Farley’s successor and therefore end his term as director, regardless of whether he is validly removed for cause pursuant to Proposal 2.

WE URGE YOU TO CONSENT TO PROPOSAL 2.

PROPOSAL 3 – ELECTION OF MR. ADAMCZYK

Proposal 3 is to elect Mr. Adamczyk to serve a term of three years and until his successor is duly elected and qualified. If Proposal 2 is approved, Mr. Farley will have been removed from the Board and Mr. Adamczyk would be elected to fill the resulting vacancy.

Mr. Farley was last elected by the stockholders as a director in 2009, so his three-year term as director would have expired at the 2012 annual meeting of stockholders if such a meeting had been held. Under Delaware law and the Certificate of Incorporation, a director continues to serve until his or her successor is elected. Generally, under Delaware law and the Certificate of Incorporation, any action that can be taken by the Company’s stockholders at an annual or special meeting of stockholders can also be taken by action by written consent. Section 211(b) of the DGCL states that action by less-than-unanimous written consent can dispense with the requirement of an annual meeting of stockholders at which directors are elected but only if all of the directorships to which directors could be elected at an annual meeting held at the effective of such action by written consent are vacant and are filled by such action. That will not be the case in connection with the Consent Solicitation because all of the directorships will not be vacant since Mr. Farley is on the Board. However, we believe Mr. Farley’s successor can still be elected by written consent in the context of a classified board of directors of a corporation that has not held an annual meeting of stockholders in more than six years, provided that such election by written consent does not dispense with the requirement that the Company hold an annual meeting of stockholders. Mr. Adamczyk is willing to stand for reelection at the Company’s next annual meeting of stockholders if required by Delaware law. As a result, the approval of Proposal 3 should be effective to elect Mr. Adamczyk and therefore end Mr. Farley’s term even if Proposal 2 is not approved or Mr. Farley successfully challenged whether he was validly removed for cause. However, if a court disagreed with this conclusion because it decided Mr. Farley’s successor can only be elected at an annual meeting of stockholders, then Mr. Adamczyk’s election pursuant to Proposal 3 would only be effective if Mr. Farley was validly removed for cause pursuant to Proposal 2.

If Proposal 3 is approved, Mr. Adamczyk, acting as the sole director at such time, intends immediately prior to election of the other Nominees pursuant to Proposal 4 to fix the size of the Board at three. He would then allow the stockholders, acting by this Consent Solicitation, to fill the other two directorships pursuant to Proposal 4. If less than all of the Nominees will be elected to the Board pursuant to Proposal 4, then Mr. Adamczyk, acting as the sole director at such time, intends to immediately fix the size of the Board at a number equal to the number of Nominees that will be elected. In addition, if Mr. Adamczyk is elected to the Board, then in accordance with Delaware law and the Certificate of Incorporation, he may use his authority as the sole member of the Board to immediately fill the vacancies which are in effect after he fixes the size of the Board with the other Nominees, but only if there are sufficient consents from the stockholders to elect any such Nominee.

For more information about Mr. Adamczyk, please see the section entitled “INFORMATION ABOUT THE NOMINEES” in this Consent Statement.

WE URGE YOU TO CONSENT TO PROPOSAL 3.

PROPOSAL 4 – ELECTION OF MR. BARCKLOW AND MR. DEARMIN

Proposal 4 is to elect Mr. Barcklow to serve a term of two years and to elect Mr. Dearmin to serve a term of one year and, in each case, until their respective successors are duly elected and qualified. Proposal 4 will become effective immediately after Proposal 3 is adopted and Mr. Adamczyk has fixed the size of the Board at a number equal to the number of Nominees that will be elected.

A stockholder may consent to the election of less than all of the Nominees in Proposal 4 by designating on the consent form the names of the Nominee who is not to be elected.

For more information about Mr. Barcklow and Mr. Dearmin, please see the section entitled “INFORMATION ABOUT THE NOMINEES” in this Consent Statement.

WE URGE YOU TO CONSENT TO PROPOSAL 4.

CONSENT PROCEDURES

Section 228 of the DGCL states that, unless the certificate of incorporation of a Delaware corporation otherwise provides, any action required to be taken at any annual or special meeting of stockholders of that corporation, or any action that may be taken at any annual or special meeting of those stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

The Company’s Certificate of Incorporation does not limit the power of stockholders to take any action required or permitted to be taken at any annual or special meeting by a written consent, if signed by the holders of Common Stock representing at least a majority of the votes entitled to be cast on the matter.

Each Proposal will become effective only if properly executed and dated consents to that Proposal are returned by holders of at least a majority of the outstanding shares of Common Stock as of the Record Date in accordance with Section 228 of the DGCL. The failure to properly execute and return a consent will have the same effect as voting against the Proposals. According to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2017, as of November 12, 2017, there were 157,785,520 shares of Common Stock, each entitled to one consent per share. Cumulative voting is not permitted. On that basis, the consent of the holders of at least 78,892,761 shares of Common Stock would be necessary to approve each of the Proposals.

A stockholder may consent to the election of less than all of the Nominees by designating the names of one or more Nominees who are not to be elected in the space provided in the consent form.

Section 213(b) of the DGCL provides that the record date for determining the stockholders of a Delaware corporation entitled to consent to corporate action in writing without a meeting, when no prior action by the corporation’s board of directors is required and the board has not fixed a record date, will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  For purposes of this Consent Solicitation, pursuant to Section 213 of the DGCL, the “Record Date” shall be deemed to be January 29, 2018 as a result of our delivery of a signed and dated consent to the Company on such date.

If your shares of Common Stock are registered in your own name, please submit your consent to us today by signing, dating and returning the enclosed WHITE consent card via mail or overnight delivery to Laurel Hill Advisory Group, 2 Robbins Lane, Suite 201, Jericho, New York 11753 or via email to aeinvestors1@gmail.com.

A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written and signed for purposes of Section 228 of the DGCL, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Company can determine that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission.

If you hold your shares in “street” name with a bank, broker firm, dealer, trust company or other nominee, only that nominee can exercise the right to provide consent with respect to the shares of Common Stock you beneficially own through such nominee and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to consent to the Proposals to your bank, broker firm, dealer, trust company or other nominee. Please follow the instructions to consent provided on the enclosed WHITE consent card. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed WHITE consent card. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to us, c/o Laurel Hill Advisory Group, 2 Robbins Lane, Suite 201, Jericho, New York 11753, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed. Alternatively, you can request a “legal proxy” from your bank, broker firm, dealer, trust company or other nominee that allows you to consent with respect to the shares of Common Stock of which you are the beneficial owner. If you execute a written consent pursuant to a legal proxy, you must provide us with a copy of the “legal proxy” when you return the written consent to us.

Execution and delivery of a consent by a record holder of shares of Common Stock will be presumed to be a consent with respect to all shares held by such record holder unless the consent specifies otherwise.  Only holders of record of shares of Common Stock as of the close of business on the Record Date will be entitled to consent to the Proposals. If you are a stockholder of record as of the close of business on the Record Date, you will retain your right to consent even if you sell your shares of Common Stock after the Record Date.

IF YOU TAKE NO ACTION, YOU WILL IN EFFECT BE REJECTING THE PROPOSALS. ABSTENTIONS, WITHHELD CONSENTS AND FAILURES TO CONSENT WILL HAVE THE SAME EFFECT AS REJECTING THE PROPOSALS.

If you have any questions regarding the Proposals, please contact Thomas C. Dearmin at (949) 842-2844 or aeinvestors1@gmail.com. If you have questions regarding your WHITE consent card or need assistance in executing your consent, please contact our proxy solicitor, Laurel Hill Advisory Group, by mail at 2 Robbins Lane, Suite 201, Jericho, New York 11753 or by phone at (516) 933-3100 (banks and brokers) or (888) 742-1305 (all others).

If any of the Proposals become effective as a result of this Consent Solicitation, prompt notice will be given under Section 228(e) of the DGCL to stockholders who have not consented in writing to the Proposals and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company in accordance with Section 228 of the DGCL. We will bear the costs of this Consent Solicitation and, if successful, we may seek reimbursement of these costs from the Company. The Board, which will consist of our Nominees, would be required to evaluate the requested reimbursement consistent with their fiduciary duties to the Company and its stockholders.  Costs related to the solicitation of consents include expenditures for attorneys, advisors, printing, advertising, postage and related expenses and fees.

Holders of record of the shares of Common Stock as of the close of business on the Record Date are entitled to consent to our Proposals. To be effective, the requisite consents must be delivered to the Company within 60 calendar days of the date on which the first written consent is delivered to the Company.

An executed consent card may be revoked at any time by marking, dating, signing and delivering a written revocation before the time that the action authorized by the executed consent becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card that is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered either to the Company or to us in case of Laurel Hill Advisory Group, 2 Robbins Lane, Suite 201, Jericho, New York 11753. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations of consents be mailed or delivered to us at the address set forth above, so that we will be aware of all revocations and can more accurately determine if and when consents to the Proposals have been received from the holders of record of a majority of the shares of Common Stock outstanding on the Record Date.

APPRAISAL/DISSENTER RIGHTS

Stockholders are not entitled to appraisal or dissenters’ rights under Delaware law in connection with the Proposals or this Consent Statement.

PROCEDURAL INSTRUCTIONS

You may consent to any of the Proposals on the enclosed WHITE consent card by marking the “CONSENT” box and signing, dating and returning the WHITE consent card provided. You may also withhold your consent with respect to any of the proposals on the enclosed WHITE consent card by marking the “WITHHOLD CONSENT” box, and signing, dating and returning the WHITE consent card. You may abstain from consenting to any of the proposals on the enclosed WHITE consent card by marking the “ABSTAIN” box and signing, dating and returning the WHITE consent card.

Your executed consent card should be returned to us by mailing it to our proxy solicitor, Laurel Hill Advisory Group, at 2 Robbins Lane, Suite 201, Jericho, New York 11753 or by emailing it to us at aeinvestors1@gmail.com. If you hold your shares in “street” name and execute the written consent pursuant to a “legal proxy” from your bank, broker firm, dealer, trust company or other nominee, a copy of the “legal proxy” should accompany the written consent when you return it to us.

IF A STOCKHOLDER EXECUTES AND DELIVERS A WHITE CONSENT CARD, BUT FAILS TO CHECK A BOX MARKED “CONSENT,” “WITHHOLD CONSENT” OR “ABSTAIN” FOR A PROPOSAL, THAT STOCKHOLDER WILL BE DEEMED TO HAVE CONSENTED TO THAT PROPOSAL, EXCEPT THAT THE STOCKHOLDER WILL NOT BE DEEMED TO CONSENT TO THE ELECTION OF ANY DIRECTOR WHOSE NAME IS WRITTEN IN THE APPLICABLE SPACE PROVIDED IN ACCORDANCE WITH THE INSTRUCTION TO PROPOSAL 4 ON THE CONSENT CARD.

YOUR CONSENT IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED WHITE CONSENT CARD AND RETURN IT BY MAIL OR EMAIL PROMPTLY. FAILURE TO SIGN AND RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS REJECTING THE PROPOSALS.

If you have questions about how to execute the consent card, you can contact our proxy solicitor as follows:

Laurel Hill Advisory Group
2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and Brokers Call (516) 933-3100
All Others Call Toll-Free (888) 742-1305

SOLICITATION OF CONSENTS

The solicitation of consents pursuant to this Consent Solicitation is being made by the Investors. Consents may be solicited from less than all of the Company’s stockholders. Consents may be solicited by mail, facsimile, telephone, telegraph, email, Internet, in person and by advertisements.

We will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. If we request banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares of Common Stock they hold of record, we will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.

The entire expense of our solicitation of consents is being borne by the Nominees. The costs of this solicitation are currently estimated to be approximately $150,000. We estimate that through the date hereof the expenses in connection with this solicitation are approximately $30,000.

We have retained Laurel Hill Advisory Group, LLC (“Laurel Hill”) for consent solicitation services for an initial retainer of $10,000. Under its engagement letter, Laurel Hill will also receive $60,0000 if our consent solicitation is successful. In addition, if Laurel Hill is requested to make calls to or receive calls from individual retail investors, we will pay Laurel Hill $5.50 per call. We have agreed to reimburse Laurel Hill for its reasonable out-of-pocket expenses and fees and, subject to certain terms and conditions, to indemnify Laurel Hill against all claims liabilities, claims, losses, expenses and costs arising out or relating to the rendering of such services by Laurel Hill. It is anticipated that approximately 15 people will be employed by Laurel Hill in connection with the solicitation of written consents for the Proposals.

OTHER INFORMATION

Important Notice Regarding the Availability of this Consent Statement

This Consent Statement and all other solicitation materials in connection with this Consent Solicitation are available on the Internet, free of charge, at http://aerginvestors.com. This Consent Statement and all other solicitation materials filed with the SEC in connection with this Consent Solicitation are also available on the SEC’s website, free of charge, at http://www.sec.gov.

Security Ownership of Certain Beneficial Owners and Management of Applied Energetics

Information regarding security ownership of certain beneficial owners and management of the Company is included in Annex II of this Consent Statement.

Stockholder Proposals

Under SEC Rule 14a-8, a stockholder can submit a proposal for inclusion in the Company’s proxy statement in connection with a stockholders meeting. The proposal must be received at the Company’s principal executive offices not less than 120 calendar days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting. However, SEC Rule 14a-8 provides that if the Company did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials. Because the Company has not held an annual meeting of stockholders since 2011 and the Investors have no knowledge of when or if the Company intends to hold an annual meeting or send proxy materials, we are unable to calculate the date by which a stockholder’s proposal should be provided to the Company for inclusion in the Company’s proxy statement.

We note that the Bylaws require stockholders to provide notice of proposals or nominations of persons for election as directors to be considered at an annual or special meeting of stockholders. The Bylaws generally provide that such notice must be received at the principal executive offices of the Company not less than 50 days nor more than 75 days prior to the meeting, provided that in the event that less than 65 days’ notice or prior public disclosure of the date of the meeting is given, notice by the stockholder must be received by the Company not later than the close of business on the tenth day following the earlier of the day on which (i) such notice of the date of the meeting was mailed or (ii) such public disclosure was made. The Investors have no knowledge of when or if the Company intends to hold a stockholders meeting or file a proxy statement in connection with a stockholders meeting.

Forward-Looking Statements

This Consent Statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements may be identified by the use of the words “anticipate,” “expect,” “intend,” “plan,” “should,” “could,” “would,” “may,” “will,” “believe,” “estimate,” “potential” or “continue” and variations or similar expressions. These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us, including in the section above titled “Our Plans for the Company.” You should not place undue reliance on any such statements, and any forward-looking statements made in this Consent Statement are qualified in their entirety by these cautionary statements. There can be no assurance that the actual results or developments anticipated by the Investors will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business, operations or financial condition. Except to the extent required by applicable law, the Investors undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Information Concerning Applied Energetics

Except as otherwise noted herein, the information in this Consent Statement concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information.  Although we do not have any knowledge indicating that any statement contained herein is untrue, we do not take responsibility, except to the extent imposed by law, for the accuracy or completeness of statements taken from public documents and records that were not prepared by us or on our behalf, or for any failure of the Company to disclose events that may affect the significance or accuracy of such information.

Conclusion

We urge you to carefully consider the information contained in the attached Consent Statement and then support our efforts by signing, dating and returning the enclosed WHITE consent card today.

Thank you for your support,

Bradford T. Adamczyk
Jonathan R. Barcklow
Thomas C. Dearmin
John E. Schultz Jr.
Oak Tree Asset Management Ltd.
February 2, 2018

ANNEX I

INFORMATION CONCERNING THE PARTICIPANTS IN THE CONSENT SOLICITATION

Bradford T. Adamcyzk is a United States citizen. His principal business address is 16A Harston, 109 Repulse Bay Road, Repulse Bay, 00000, Hong Kong.

Jonathan R. Barcklow is a United States citizen. His principal business address is 6412 Brandon Ave., #335, Springfield, VA 22150.

Thomas C. Dearmin is a United States citizen. His principal business address is 12 Goodyear, Suite 110, Irvine, CA 92618.

John E. Schultz Jr. is a United States citizen. His principal business address is 300 E Bonita Ave., #4092, San Dimas, CA 91773.

Oak Tree Asset Management Ltd. is a Nevada corporation and 99% owned by John E. Schultz Jr., who is its President and Corporate Manager. Its principal business address is 1702 ‘A’ Street, Suite C, Sparks, NV 89431.

Except as set forth in the Consent Statement or this Annex I, (i) during the past ten years, no Investor has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Investor in this  Consent Solicitation directly or indirectly beneficially owns any securities of Applied Energetics; (iii) no Investor owns any securities of Applied Energetics which are owned of record but not beneficially; (iv) no Investor has purchased or sold any securities of Applied Energetics during the past two years; (v) no part of the purchase price or market value of the securities of Applied Energetics owned by any Investor is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Investor is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of Applied Energetics, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Investor owns beneficially, directly or indirectly, any securities of Applied Energetics; (viii) no Investor owns beneficially, directly or indirectly, any securities of any parent or subsidiary of Applied Energetics; (ix) no Investor or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of Applied Energetics’ last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which Applied Energetics or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Investor or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by Applied Energetics or its affiliates, or with respect to any future transactions to which Applied Energetics or any of its affiliates will or may be a party; and (xi) no person, including any of the Investors, who is a party to an arrangement or understanding pursuant to which the Nominees are proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on as set forth in this Consent Statement. There are no material proceedings to which any Investor or any of his, her or its associates is a party adverse to Applied Energetics or any of its subsidiaries or has a material interest adverse to Applied Energetics or any of its subsidiaries. With respect to each of the Investors, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years except as set forth in this Annex I.

In July 2006, class action lawsuits were brought in the U.S. District Court for the District of Arizona styled Wood v. Ionatron, Inc. and Deedon v. Ionatron, Inc. (Nos. CV 06-354-TUC-CKJ and CV 06-377-TUC-CKJ) by stockholders of the Company against the Company (then known as Ionatron, Inc.) and its two founders, including Mr. Dearmin, for alleged violations of federal securities laws. The plaintiffs alleged, among other things, securities fraud under Section 10(b) of the Exchange Act and Rule 10b-5 and control person liability under Section 20(a) of the Exchange Act. The lawsuits were dismissed with prejudice in September 2009 pursuant to a settlement agreement which was approved by the U.S. District Court. Pursuant to the settlement agreement, the defendants paid $5.3 million in cash and the Company issued common stock valued at $1.2 million to the plaintiff class. There was no admission of liability by any of the defendants.

On July 23, 2017, Mr. Dearmin was charged in Dana Point, California, by the Orange County Sheriff’s Department, arising from the accidental discharge of a firearm, for the crimes of violation of California Penal Code § 246.3(a) (discharge of a firearm with gross negligence) and violation of California Penal Code § 148(a)(1) (delaying a peace officer in the performance of his duties). Those charges are presently pending in the Orange County Superior Court. Mr. Dearmin has pleaded not guilty to those charges and is contesting them in the Orange County Superior Court.

TRANSACTIONS BY THE PARTICIPANTS IN THE SECURITIES OF APPLIED ENERGETICS DURING THE PAST TWO YEARS

This Annex I sets forth information with respect to each purchase and sale of shares of Common Stock that were effectuated by an Investor, or affiliates of an Investor, during the past two years.  Unless otherwise indicated, all transactions were effectuated in the open market through a broker.

Bradford T. Adamczyk

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
May 24, 2016	(50,000)	$0.105
May 25, 2016	(25,000)	$0.09
May 26, 2016	(37,500)	$0.09
May 26, 2016	(30,600)	$0.08
May 27, 2016	(47,701)	$0.09
May 31, 2016	(55,000)	$0.0615
May 31, 2016	(50,000)	$0.0615
June 1, 2016	(20,400)	$0.0605
June 1, 2016	(100,000)	$0.052002
June 2, 2016∗	5,100	$0.057
June 27, 2016	(10,000)	$0.071
June 29, 2016	(10,200)	$0.0731

* This transaction relates to shares owned directly by Mr. Adamczyk. All other trades reflected in the chart are attributable to MoriahStone Investment Management, for which Mr. Adamczyk is the sole owner and manager.

Thomas C. Dearmin

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
November 22, 2016	(173,200)	$0.03197

John E. Schultz Jr.

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
January 4, 2018	223	$0.06
January 3, 2018	42,400	$0.0514
December 27, 2017	1,466	$0.0549
December 26, 2017	10,000	$0.0506
December 26, 2017	19,100	$0.049
December 22, 2017	10,000	$0.06
December 22, 2017	26,000	$0.0496
December 15, 2017	37,975	$0.0295
December 15, 2017	96,114	$0.036
December 15, 2017	66,028	$0.035
December 15, 2017*	3,350	$0.0345
December 14, 2017	2,085	$0.038
December 14, 2017	16,175	$0.036
December 14, 2017	32,230	$0.038

August 21, 2017	(49,000)	$0.041
August 16, 2017	(1,000)	$0.041
August 15, 2017	(40,000)	$0.04
August 15, 2017	(10,000)	$0.04026
August 9, 2017	(33,664)	$0.0439
August 9, 2017	(77,640)	$0.0418
August 9, 2017	(10,000)	$0.04161
August 9, 2017	(66,336)	$0.042
August 9, 2017	(10,073)	$0.04
August 9, 2017	(2,387)	$0.0439
March 7, 2017	12,500	$0.0376
March 1, 2017	7,900	$0.043
March 1, 2017	79,100	$0.0437
February 21, 2017	69,200	$0.036
February 21, 2017	100,000	$0.038
February 16, 2017	(50,000)	$0.04
February 16, 2017	(9,200)	$0.041
February 16, 2017	(10,000)	$0.047
February 14, 2017	(17,810)	$0.0439
February 14, 2017	(200,000)	$0.0439
July 29, 2016	(25,000)	$0.07
July 29, 2016	(10,000)	$0.071
July 5, 2016	(5,000)	$0.068
July 5, 2016	(4,000)	$0.07
July 1, 2016	(6,000)	$0.08
June 17, 2016	(26,000)	$0.07
June 9, 2016	(26,000)	$0.06
May 23, 2016	(11,660)	$0.146
May 23, 2016	(6,000)	$0.14509
May 23, 2016	6,000	$0.09561
May 23, 2016	11,660	$0.10
May 8, 2016	100,000	$0.04
May 3, 2016	10,000	$0.04161
May 3, 2016	101,905	$0.042
March 31, 2016	99,609	$0.0125
March 29, 2016	104,196	$0.011
March 26, 2016	2,100	$0.01

* This transaction relates to shares held by Optima Venture Partners LLC, for which Mr. Schultz is the 95% owner and manager.

Oak Tree Asset Management Ltd.

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
January 4, 2018	42	$0.0595
September 26, 2017	(1,600)	$0.029
September 26, 2017	(8,600)	$0.030029
September 22, 2017	(20,000)	$0.0326
September 21, 2017	(10,000)	$0.033
September 21, 2017	(10,000)	$0.03365
September 5, 2017	(62,139)	$0.0325
August 31, 2017	(8,061)	$0.0301
August 31, 2017	(29,800)	$0.031
August 29, 2017	(36,000)	$0.031
August 29, 2017	(10,000)	$0.032
August 28, 2017	(64,000)	$0.037
August 7, 2017	(15,000)	$0.0401
August 2, 2017	(10,000)	$0.05
July 28, 2017	(25,000)	$0.066
July 24, 2017	(65,600)	$0.055
July 24, 2017	(21,600)	$0.05
July 24, 2017	(31,722)	$0.056
July 24, 2017	(13,874)	$0.067
July 24, 2017	(393)	$0.068
July 24, 2017	(4,011)	$0.062
July 24, 2017	(10,000)	$0.06
July 24, 2017	(13,000)	$0.0601
June 23, 2017	(60,000)	$0.0687
June 20, 2017	(66,000)	$0.068
June 20, 2017	(24,000)	$0.0651
June 20, 2017	(10,000)	$0.06569
June 13, 2017	(60,000)	$0.0702
April 4, 2017	(100,000)	$0.03
April 3, 2017	(60,000)	$0.03
April 3, 2017	(31,710)	$0.031
March 9, 2017	5,000	$0.036287
March 7, 2017	5,000	$0.035
March 1, 2017	(10,000)	$0.0523
March 1, 2017	(79,600)	$0.0437
March 1, 2017	(8,200)	$0.044
March 1, 2017	(3,300)	$0.045
March 1, 2017	(6,900)	$0.046
September 28, 2016	(36,400)	$0.056
March 28, 2016	110,000	$0.01
March 24, 2016	14,300	$0.007
March 23, 2016	15,000	$0.0075
March 22, 2016	97,100	$0.006
March 18, 2016	101,000	$0.0043
March 18, 2016	3,000	$0.005
March 15, 2016	191,600	$0.0038
March 10, 2016	75,000	$0.0038
March 4, 2016	79,400	$0.0039
March 3, 2016	30,000	$0.0035
February 24, 2016	113,200	$0.0041
February 8, 2016	10,000	$0.0044
February 8, 2016	138,800	$0.0045
February 8, 2016	50,000	$0.0038
February 8, 2016	30,000	$0.0042
February 8, 2016	40,000	$0.0043
February 8, 2016	120,000	$0.0045

ANNEX II

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF APPLIED ENERGETICS

The information set forth in this Annex II is based solely upon the Company’s publicly available registration statement on Form S-1/A filed with the SEC on October 31, 2017.

Security Ownership of Certain Beneficial Owners and Management of Applied Energetics

The following table sets forth information regarding the beneficial ownership of Common Stock, based on information provided by the persons named below in publicly available filings, as of March 29, 2017:

●
each of the Company’s directors and executive officers;

●
all directors and executive officers of the Company as a group; and

●
each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock.

Unless otherwise indicated, the address of each beneficial owner is care of Applied Energetics, 2480 W Ruthrauff Road, Suite 140 Q, Tucson, Arizona 85705. Unless otherwise indicated, the Company has stated that it believes that all persons named in the following table have sole voting and investment power with respect to all shares of Common Stock that they beneficially own.

For purposes of this table, a person is deemed to be the beneficial owner of the securities if that person has the right to acquire such securities within 60 days of October 16, 2017, upon the exercise of options or warrants. In determining the percentage ownership of the persons in the table below, we assumed in each case that the person exercised all options which are currently held by that person and which are exercisable within such 60 day period, but that options and warrants held by all other persons were not exercised, and based the percentage ownership on 157,785,520 shares outstanding on October 16, 2017.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Shares Beneficially Owned (1)
George P. Farley	5,000,000	(2)	3.2%
Stephen W. McCahon	17,927,861	(3)	11.4%
AnneMarieCo, LLC	20,000,000	(5)	12.7%
Stein Riso Mantel McDonough, LLP	10,000,000	(5)	6.3%
Superius Securities Group Inc. Profit Sharing Plan	8,535,997	(4)	5.4%
All directors and executive officers as a group (1 person)	5,000,000		3.2%

(1)
Computed based upon the total number of shares of Common Stock, restricted shares of Common Stock and shares of common stock underlying options held by that person that are exercisable within 60 days of the Record Date.

(2)
Based on information contained in a report on Schedule 13D filed with the SEC on February 24, 2017. Mr. Farley denies beneficial ownership of Common Stock owned by family partnerships.

(3)
Based on information contained in a report on Schedule 13D filed with the SEC on February 24, 2017. Based on information known by the Company, Mr. McCahon’s address is C/O Applied Optical Sciences, 4595 Palo Verde Rd. Suite 517, Tucson, Arizona 85714.

(4)
Based on information contained in a report on Schedule 13G filed with the SEC on October 29, 2009. The address of Superius Securities Group Inc. Profit Sharing Plan is 94 Grand Ave., Englewood, NJ 07631.

(5)
Based on information known by the Company.

[FORM OF CONSENT CARD]

CONSENT OF STOCKHOLDERS OF APPLIED ENERGETICS, INC. TO ACTION WITHOUT A MEETING:

THIS CONSENT SOLICITATION IS BEING MADE BY BRADFORD T. ADAMCZYK, JONATHAN R. BARCKLOW, THOMAS C. DEARMIN, JOHN E. SCHULTZ JR. AND OAK TREE ASSET MANAGEMENT LTD. (COLLECTIVELY, THE “INVESTORS”)

Unless otherwise indicated below, the undersigned, a stockholder of record, or duly authorized proxy thereof, of Applied Energetics, Inc. (the “Company”) as of January 29, 2018 (the “Record Date”), hereby consents, pursuant to Section 228 of the General Corporation Law of the State of Delaware with respect to all shares of common stock of the Company, par value $0.001 per share (the “Shares”), held by the undersigned, to the taking of the following actions without a meeting of the stockholders of the Company:

IF NO BOX IS MARKED FOR A PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE ELECTION OF ANY DIRECTOR WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED.

THE INVESTORS RECOMMEND THAT YOU CONSENT TO PROPOSALS 1-4.

1.
Approval of the following resolution: RESOLVED, that any provision of the Amended and Restated By-Laws of Applied Energetics, Inc. (the “Company”) in effect as of immediately prior to the adoption of this resolution that was not included in the Amended and Restated By-Laws of the Company filed by the Company with the SEC as an exhibit to its Quarterly Report on Form 10-Q on August 9, 2007 (the last date of reported changes to the Bylaws) (other than any amendment to the Amended and Restated By-Laws of the Company adopted by the stockholders of the Company), be and is hereby repealed.

CONSENT ☐	WITHHOLD CONSENT ☐	ABSTAIN ☐

2.
The removal, with cause, of George P. Farley as a director and any other person or persons, other than those elected by the stockholders acting by this written consent, elected or appointed to the Board of Directors of the Company since October 31, 2017 and immediately prior to the effectiveness of this proposal.

CONSENT ☐	WITHHOLD CONSENT ☐	ABSTAIN ☐

3.
The election of Bradford T. Adamczyk (or if any such person becomes unable or unwilling to serve as a director of the Company prior to the effectiveness of this proposal, any other person selected by the Investors), to serve a term of three years (or such shorter term as required by Delaware law) and until his successor is duly elected and qualified.

CONSENT ☐	WITHHOLD CONSENT ☐	ABSTAIN ☐

4.
The election of Jonathan R. Barcklow, to serve a term of two years and until his successor is duly elected, and Thomas C. Dearmin, to serve a term of one year and until his successor is duly elected and qualified (or if any such person becomes unable or unwilling to serve as a director of the Company or if the size of the Board of Directors is increased, in either case prior to the effectiveness of this proposal, any other person selected by the Investors), with such elections to be effective immediately after Proposal 3 has been approved and Mr. Adamczyk has fixed the size of the Board of Directors.

CONSENT ☐	WITHHOLD CONSENT ☐	ABSTAIN ☐

Note to Proposal 4: To withhold authority to consent to the election of one or more of the Nominees, check the “CONSENT” box above and write the candidate(s) name(s) for whom you wish to withhold your consent in the following space:

___________________________________________________________________________________________

IN THE ABSENCE OF WITHHOLDING OF CONSENTS OR ABSTENTION BEING INDICATED ABOVE, THE UNDERSIGNED HEREBY CONSENTS TO EACH ACTION LISTED ABOVE.

Date:	(include month, date and year)

Signature

Signature (if held jointly)

Title(s):

Please sign exactly as name appears on stock certificates. When shares are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign. If a corporation or other entity, please sign in full corporate/entity name by an authorized officer. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such. If you hold your shares in “street name” and have obtained a “legal proxy” from the record holder, please provide a copy of the “legal proxy” with this consent card.

THIS SOLICITATION IS BEING MADE BY THE INVESTORS AND NOT ON BEHALF OF THE COMPANY OR ITS BOARD OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN YOUR CONSENT PROMPTLY.